Exhibit 99.1

Cheniere Energy, Inc. Provides Operational Update on Sabine Pass Following Hurricane Laura; Announces $1 Million Donation towards Local Community Relief Efforts
Assessment of Sabine Pass facility shows no significant damage to facility; Executing plan to safely restart LNG production

Houston, Texas – August 31, 2020 – Cheniere Energy, Inc. (“Cheniere” or the “company”) (NYSE American: LNG) and Cheniere Energy Partners, L.P. (NYSE American: CQP) announced today that a comprehensive facility and operational assessment of the Sabine Pass Liquefaction facility and pipeline assets revealed no significant damage as a result of Hurricane Laura, with the facility performing as designed through the storm. Cheniere has started to execute on its plan to restart LNG production at Sabine Pass. The company also announced a pledge of $1 million to local organizations supporting hurricane relief efforts.

“Most importantly, all of our employees are safe and accounted for. After the storm, we carefully assessed our facility and discovered no significant damage, and we have begun executing startup plans to safely resume operations,” said Jack Fusco, President and CEO of Cheniere. “We know that while our facility emerged from this storm, many of our coworkers, friends and neighbors need assistance. Our pledge of $1 million, in addition to our volunteer time and other efforts, will help the region quickly recover from the impacts of Hurricane Laura.”

“I want to thank Cheniere for stepping up during our state’s time of need with this commitment,” said Louisiana Governor John Bel Edwards. “It is important for all of us to join together in recovery efforts for our communities in southwest Louisiana.”

Bechtel, Cheniere’s EPC contractor, is returning today to Sabine Pass to resume work constructing Train 6 and on the Third Berth Project.

Cheniere conducted initial assessments of impact from Hurricane Laura at the Sabine Pass facility by air, boat, and by technical and third-party experts. Prior to the storm, Cheniere activated its emergency office location in Dallas to support essential functions.

Activities undertaken by Cheniere as part of, or in addition to, the $1 million donation include:

•Delivery of fuel, water, and other support to local first responders and governments.

•Coordinating employee volunteers to support recovery and cleanup efforts.

•Coordinating an employee supply drive.

•Providing corporate matching gifts for employee donations to local organizations supporting relief and recovery efforts.

•Acceleration of taxes, fees, and other payments to state and local government.

Cheniere is committed to its role as a responsible corporate leader and delivers on this promise by engaging in philanthropic activities that support the company’s values. Further information about Cheniere’s corporate giving and volunteerism can be found at www.cheniere.com

About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with expected adjusted aggregate nominal production capacity of up to 45 million tonnes per annum of LNG operating or under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Securities and Exchange Commission.
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